Exhibit 99.1

News Release 1550 Oak Street Myrtle Beach, SC 29577 843.626.2265

Contact:                           Walt Standish, President and Chief Executive Officer
843.916.7813
Dick Burch, Senior Vice President and Chief Financial Officer
843.916.7806

FOR IMMEDIATE RELEASE

Beach First Earnings Grow 123% in 2005

Myrtle Beach, SC, January 24, 2006 – Beach First National Bancshares, Inc, (NASDAQ: BFNB) today announced that its year-end earnings for 2005 increased 123% over earnings for 2004.

Net income for the year ended December 31, 2005, totaled $3,199,028, or $1.17 per diluted share, an increase of 123% over the $1,435, 922 or $0.69 per diluted share, for the year ended December 31, 2004.  Strong growth was seen throughout the balance sheet.  Total assets grew 64% to $397 million, total deposits grew 53% to $311 million, and total loans grew 63% to $312 million.

Return on average assets was 1.03% for the year ended December 31, 2005, compared to 0.71% for the same period a year ago. Return on average shareholder’s equity was 10.83 % for the year ended December 31, 2005, compared to 9.13% for the same period a year ago.  The net interest margin improved to 4.67% at December 31, 2005, compared to 4.30% at December 31, 2004.  Book value per share stood at $12.29 per share at December 31, 2005, compared to $8.12 per share at December 31, 2004.

Walt Standish, president and chief executive officer, said, “Our continued strong financial performance in 2005 can be attributed to robust economies in the markets we serve which fueled growth in all areas of the bank’s balance sheet, along with the maturing of our branch network. These well-established branches have performed well, as customers continue to appreciate the Beach First way of banking. The bank achieved many goals in 2005, including breaking ground on a new headquarters on Grissom Parkway in Myrtle Beach, completing a stock offering to raise capital for further growth, and opening a second office on Hilton Head Island. We are looking forward to a busy and productive year in 2006.”

Beach First National Bancshares, Inc. is the parent of Beach First National Bank, a $396 million financial institution headquartered in Myrtle Beach, South Carolina. Beach First operates six banking locations in Myrtle Beach, Surfside Beach, North Myrtle Beach, Pawleys Island, and Hilton Head Island, South Carolina, and offers a full line of banking products and services, including NetTeller internet banking.  A new headquarters, being built in partnership with Nelson Mullins Riley & Scarborough, LLP, is expected to open in summer 2006 at the corner of 38th Avenue North and Grissom Parkway.  The company’s stock trades on the Nasdaq National Market under the symbol BFNB and the website is www.beachfirst.com.

Beach First Reports Earnings Growth of 123% in 2005

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Beach First National Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2005	2004
Assets
Cash and due from banks	$4,284,868	$4,824,176
Federal funds sold and short term investments	25,521,071	463,069
Investment securities	43,975,876	36,202,370
Loans, net	307,300,805	189,059,926
Federal Reserve Bank stock	534,000	309,000
Federal Home Loan Bank stock	2,011,400	1,070,200
Property and equipment, net	6,080,290	4,681,812
Cash value of life insurance	3,301,417	3,230,950
Other assets	3,754,541	2,249,842
Total assets	$396,764,268	$242,091,345

Liabilities and shareholders’ equity
Liabilities
Deposits
Non-interesting bearing	$31,152,603	$32,540,139
Interest bearing	279,741,607	170,628,819
Total deposits	310,894,210	203,168,958

Advances from Federal Home Loan Bank	34,000,000	16,500,000
Other borrowings	1,002,673	—
Junior subordinated debentures	10,310,000	5,155,000
Other liabilities	1,592,587	934,425
Total liabilities	357,799,470	225,758,383

Shareholders’ equity
Common stock, $1 par value, 10,000,000 shares authorized, 3,169,958 shares issued and outstanding at December 31, 2005 and 2,013,508 at December 31, 2004	3,169,958	2,013,508
Paid-in capital	30,157,843	11,335,982
Retained earnings	6,352,967	3,153,939
Accumulated other comprehensive loss	(715,970)	(170,467)
Total shareholders’ equity	38,964,798	16,332,962
Total liabilities and shareholders’ equity	$396,764,268	$242,091,345

Beach First National Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

	For the years ended December 31,
	2005	2004	2003
Interest income
Loans and fees on loans	$19,154,656	$10,418,114	$7,927,496
Investment securities	1,838,313	1,098,986	519,128
Federal funds sold and short term investments	127,961	75,702	49,637
Other	15,681	4,069	—
Total interest income	21,136,612	11,596,871	8,496,261

Interest expense
Deposits	5,912,891	2,799,558	2,266,877
Advances from FHLB and federal funds purchased	747,209	394,946	216,040
Junior subordinated debentures	528,812	136,943	—
Total interest expense	7,188,912	3,331,447	2,482,917

Net interest income	13,947,700	8,265,424	6,013,344

Provision for loan losses	2,184,000	1,340,000	713,000

Net interest income after provision for loan losses	11,763,700	6,925,424	5,300,344

Noninterest income
Service fees on deposit accounts	549,689	536,077	490,694
Gain on sale of loan	14,610	—	—
Gain (loss) on sale of investment securities	(3,935)	37,395	134,530
Income from cash value life insurance	89,809	161,544	161,544
Mortgage loan referral fees	249,757	134,865	64,121
Other income	217,947	167,544	135,945
Total noninterest income	1,117,877	1,037,425	986,834

Noninterest expenses
Salaries and wages	3,711,534	2,556,452	2,074,934
Employee benefits	675,496	501,347	400,579
Supplies and printing	101,889	89,560	105,704
Advertising and public relations	295,509	239,256	168,138
Professional fees	327,130	190,138	136,553
Depreciation and amortization	539,406	446,158	428,609
Occupancy	724,313	476,736	362,202
Data processing fees	455,646	343,275	308,568
Other operating expenses	1,053,867	838,945	703,317
Total noninterest expenses	7,884,790	5,681,867	4,688,604
Income before income taxes	4,996,787	2,280,982	1,598,574

Income tax expense	1,797,759	845,060	589,643
Net income	$3,199,028	$1,435,922	$1,008,931
Basic net income per common share	$1.20	$.71	$0.51
Diluted net income per common share	$1.17	$.69	$0.50
Weighted average common shares outstanding:
Basic	2,650,576	2,010,662	1,978,252
Diluted	2,740,899	2,089,287	2,015,103

Beach First National Bancshares, Inc. and Subsidiaries

(Unaudited)

(In thousands)

Asset Quality Ratios and Other Data	December 31, 2005	December 31, 2004

Total nonperforming loans	$1,111	$78
Allowance for loan losses	4,364	2,422
Nonperforming loans as a percent of total loans	0.36%	0.04%
Nonperforming assets, past due and restructured loans to total assets	0.28%	0.03%
Net charge-offs to average total loans	0.10%	0.43%
Allowance for loan losses to total loans	1.40%	1.26%
Allowance for loan losses to nonperforming loans	392.80%	3,105.13%

	For the year ended
	December 31,
	2005	2004
Interest rate spread	4.10%	3.95%
Net interest margin	4.67%	4.30%